Exhibit 99.1

(1)          The amount reported includes an aggregate of 7,797,009 shares of Common Stock that are owned of record by Apollo Investment Fund III, L.P. (“Fund III”), Apollo Overseas Partners III, L.P. (“Overseas”), and Apollo (U.K.) Partners III, L.P. (“Apollo UK,” and together with Fund III and Overseas, the “Apollo Funds”).  Apollo Advisors II, L.P. (“Advisors II”) is the general partner or managing general partner of each of the Apollo Funds, and Apollo Capital Management II, Inc. (“ACM II”) is the general partner of Advisors II.  Apollo Management III, L.P. (“Management III”) serves as the manager of each of the Apollo Funds, and AIF III Management, LLC (“AIF III”) is the general partner of Management III.  Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF III.  Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management, Apollo Management Holdings, L.P. (“Management Holdings”), is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.  The Apollo Funds, Advisors II, ACM II, Management III, AIF III, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Leon Black, Joshua Harris, and Marc Rowan, the managers and principal executive officers, as the case may be, of ACM II and Management Holdings GP, disclaim ownership of all shares in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.